EXHIBIT 3.1

SAB BIOTHERAPEUTICS, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS

OF

SERIES B CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE

DELAWARE GENERAL CORPORATION LAW

SAB BIOTHERAPEUTICS, INC., a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 103 of the Delaware General Corporation Law (the “DGCL”), does hereby certify that, in accordance with Sections 141(c) and 151 of the DGCL, the following resolution was duly adopted by a committee of the Board of Directors of the Corporation (the “Board of Directors”) acting upon authority delegated by the Board of Directors, which resolution remains in full force and effect on the date hereof:

RESOLVED, pursuant to authority expressly set forth in the Amended and Restated Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), the issuance of a series of Preferred Stock designated as the Series B Convertible Preferred Stock, par value $0.0001 per share, of the Corporation is hereby authorized and the designation, number of shares, powers, preferences, rights, qualifications, limitations and restrictions thereof (in addition to any provisions set forth in the Certificate of Incorporation that are applicable to the Preferred Stock of all classes and series) are hereby fixed, and the Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock is hereby approved as follows:

SERIES B CONVERTIBLE PREFERRED STOCK

Section 1.
Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 under the U.S. Securities Act of 1933, as amended.

“Attribution Parties” means, collectively, the following Persons and entities: (i) any direct or indirect Affiliates of the Holder, (ii) any investment vehicle, including any funds, feeder funds or managed accounts, currently, or from time to time after the date hereof, directly or indirectly managed or advised by the Holder’s investment manager or any of its Affiliates or principals, (iii) any Person acting or who could be deemed to be acting as a Group together with the Holder or any Attribution Parties and (iv) any other Persons whose beneficial ownership of the Common Stock would or could be aggregated with the Holder’s and/or any other Attribution Parties for purposes of Section 13(d) or Section 16 of the Exchange Act. For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Maximum Percentage.

“Business Day” means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified into.

“Conversion Price” for the Series B Preferred Stock shall initially be $1.75 per share of Common Stock, subject to adjustment pursuant to Section 7 hereof in the event of any stock dividend, stock split, combination or other similar recapitalization.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series B Preferred Stock in accordance with the terms hereof.

“Deemed Liquidation Event” means (a) a merger or consolidation in which (i) the Corporation is a constituent party or (ii) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger, consolidation, statutory conversion, transfer, domestication or continuance, except any such merger, consolidation, statutory conversion, transfer, domestication or continuance involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger, consolidation, statutory conversion, transfer, domestication or continuance continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger, consolidation, statutory conversion, transfer, domestication or continuance at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or (b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Group” shall have the meaning ascribed to it in Section 13(d) of the Exchange Act, and all related rules, regulations and jurisprudence.

“Holder” means any holder of Series B Preferred Stock.

“Initial Issuance Date” means the date that the Series B Preferred Stock are first issued.

“Original Per Share Price” means $175.00 per share.

“Person” means any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Requisite Approval” means the date that the Corporation’s stockholders first approve the Proposal.

“Requisite Holders” means Holders of a majority of the then outstanding shares of Series B Preferred Stock, voting together as a single class.

“Securities Purchase Agreement” means that certain Securities Purchase Agreement for the purchase and sale of the Series B Preferred Stock, dated as of July 21, 2025, by and between the Corporation and the investors set forth therein.

“Series A Preferred Stock” means the Corporation’s Series A-2 Convertible Voting Preferred Stock, par value of $0.0001 per share.

“Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, for the Corporation’s primary trading market or quotation system with respect to the Common Stock that is in effect on the Conversion Date, which as of the Initial Issuance Date was “T+1”.

“Trading Day” means a day on which the Common Stock is traded for any period on a principal securities exchange or if the Common Stock is not traded on a principal securities exchange, on a day that the Common Stock is traded on another securities market on which the Common Stock is then being traded.

Section 2.
Designation, Amount and Par Value; Assignment; Ranking.
(a)
The distinctive serial designations of the series of Preferred Stock designated by this Certificate of Designation shall be designated as the Corporation’s Series B Convertible Preferred Stock (the “Series B Preferred Stock”). The number of shares of Series B Preferred Stock so designated shall be 2,811,429. The Series B Preferred Stock shall have a par value of $0.0001 per share.
(b)
The Corporation shall register shares of the Series B Preferred Stock, upon records to be maintained by the Corporation’s transfer agent for that purpose (the “Series B Preferred Stock Register”), in the name of the Holders thereof from time to time. The Corporation and its transfer agent may deem and treat the registered Holder of shares of Series B Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. Shares of Series B Preferred Stock may be issued solely in book-entry form. The Corporation or its transfer agent shall register the transfer of any shares of Series B Preferred Stock in the Series B Preferred Stock Register, upon surrender of the shares of Series B Preferred Stock evidencing such shares to be transferred, to the Corporation’s transfer agent. Upon any such registration or transfer, a new or book-entry notation evidencing the shares of Series B Preferred Stock so transferred shall be issued to the transferee and a new book-entry notation evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Holder, in each case, within three Business Days. The provisions of this Certificate of Designation are intended to be for the benefit of all Holders from time to time and shall be enforceable by any such Holder.
(c)
Prior to the Requisite Approval, the Series B Preferred Stock will rank senior to the Common Stock, Series A Preferred Stock and all other series or classes of stock and equity securities of the Corporation with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary Liquidation, dissolution or winding up of the affairs of the Corporation. Following the Requisite Approval, the Series B Preferred Stock shall rank pari passu with the Common Stock with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary Liquidation, dissolution or winding up of the affairs of the Corporation.
Section 3.
Dividends. At all times following the Issuance Date, while shares of Series B Preferred Stock are issued and outstanding, holders of Series B Preferred Stock shall be entitled to receive, and the Corporation shall pay, dividends on shares of Series B Preferred Stock equal (on an as-if-converted-to-Common-Stock basis and without regard to any limitations on conversion set forth herein or otherwise) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock (other than a stock dividend on the Common Stock payable solely in the form of additional shares of Common Stock). No other dividends shall be paid on shares of Series B Preferred Stock. Dividends shall be paid only if, when and as declared by the Board of Directors of the Corporation.
Section 4.
Voting Rights.
(a)
The Corporation shall not, without the consent of the Requisite Holders, alter or change adversely the powers, preferences or rights given to the Series B Preferred Stock or alter or amend this Certificate of Designation of Preferences, Rights and Limitations, provided, that in no case shall the economic terms of the shares of Series B Preferred Stock, including but not limited to Conversion Price, Liquidation Preference, and any voting rights associated therewith, be amended or waived without the prior written consent of each Holder of Series B Preferred Stock.
(b)
Except as provided in Section 4(c), holders of shares of Series B Preferred Stock shall have no voting rights on any Corporation matter. For the avoidance of doubt, following the Requisite Approval, the provisions set forth in Section 4(c) shall cease to apply.
(c)
Prior to the Requisite Approval, neither the Corporation nor any of its subsidiaries shall take any of the following actions without the consent of the Requisite Holders:
(i)
effect any Liquidation;
(ii)
materially change the nature of the Corporation’s business;
(iii)
amend or waive any provisions of their respective organizational documents in a manner that adversely and disproportionately affects the rights, preferences, privileges or power of the shares of Series B Preferred Stock;
(iv)
issue additional equity securities senior to or pari passu with the Series B Preferred Stock;
(v)
pay any dividends on the Common Stock, the Series A Preferred Stock or any equity securities junior to or pari passu with the Series B Preferred Stock or repurchase any equity interests (other than repurchases of, or dividends paid (including through payment-in-kind) on, the shares of Series B Preferred Stock);
(vi)
enter into or be a party to any transaction with any director, officer, or employee of the Corporation or any “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any such person or entity except for transactions made in the ordinary course of business and pursuant to reasonable requirements of the Corporation’s business and upon fair and reasonable terms that are approved by a majority of the Corporation’s Board of Directors; or
(vii)
sell, assign, license, pledge, or encumber material technology or intellectual property, other than licenses granted in the ordinary course of business.
Section 5.
Liquidation.
(a)
Prior to the Requisite Approval, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, including a change of control transaction, or Deemed Liquidation Event (any such event, a “Liquidation”) the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, and in the event of a Deemed Liquidation Event, the holders of shares of Series B Preferred

Stock then outstanding shall be entitled to be paid out of the consideration payable to stockholders in such Deemed Liquidation Event or the other proceeds available for distribution to stockholders, before any payment shall be made to the holders of any other shares of capital stock of the Corporation by reason of their ownership thereof, an amount in cash per share equal to the greater of (i) three times (3X) the Original Per Share Price, together with any dividends declared but unpaid thereon (the “Liquidation Preference”) or (ii) such amount per share as would have been payable had all shares of Series B Preferred Stock been converted into Common Stock (without regard to any limitations on conversion set forth herein or otherwise and without regard as to whether sufficient shares of Common Stock are available out of the Corporation’s authorized but unissued stock for the purpose of effecting the conversion of the Series B Preferred Stock) pursuant to Section 6 immediately prior to such Liquidation (the amount payable pursuant to this sentence is hereinafter referred to as the “Series B Liquidation Amount”). If upon any such Liquidation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series B Preferred Stock the full Liquidation Preference, the holders of shares of Series B Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. After the payment in full of all Series B Liquidation Amount, the remaining assets of the Corporation available for distribution to its stockholders or, in the case of a Deemed Liquidation Event, the consideration not payable to the holders of shares of Series B Preferred Stock pursuant to this paragraph shall be distributed among the holders of shares of Common Stock and Series A Preferred Stock (on an as-converted basis) pro rata based on the number of shares held by each such holder.
(b)
Following the Requisite Approval, upon any Liquidation, the assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of the shares of Series B Preferred Stock, Series A Preferred Stock and Common Stock, pro rata, in the same form of consideration, based on the number of shares held by each such holder, treating for this purpose all shares of Series B Preferred Stock or Series A Preferred Stock, as applicable, as if they had been converted to Common Stock pursuant to the terms of this Certificate of Designation or the terms of the Series A Preferred Stock as set forth in that certain Certificate of Designation dated October 2, 2023, as applicable, immediately prior to such Liquidation, without regard to any limitations on conversion set forth herein or otherwise and without regard as to whether sufficient shares of Common Stock are available out of the Corporation’s authorized but unissued stock for the purpose of effecting the conversion of the Series B Preferred Stock or Series A Preferred Stock. For the avoidance of doubt, following the Requisite Approval, there will be no Liquidation Preference on the shares of Series B Preferred Stock.
Section 6.
Conversion.
(a)
No Conversion Prior to Requisite Approval. Prior to the receipt of the Requisite Approval, the Series B Preferred Stock is not convertible by the Holder thereof.
(b)
Automatic Conversion Upon Requisite Approval. Subject to the limitations set forth in Section 6(g), on the first (1st) Trading Day following the public announcement of the Requisite Approval (the “Automatic Conversion Date”), each share of Series B Preferred Stock issued and outstanding shall automatically convert into such number of shares of Common Stock equal to the quotient of (A) the Original Per Share Price, plus all declared and unpaid dividends, divided by (B) the Conversion Price, rounded down to the nearest whole share of Common Stock (the “Share Conversion Number”); provided that if a Holder notifies the Corporation prior to the public announcement of the Requisite Approval that such Holder does not want to convert its shares of Series B Preferred Stock pursuant to this Section 6(b), such Holder’s shares of Series B Preferred Stock that would otherwise have been converted into Common Stock pursuant to this Section 6(b) shall remain outstanding as Series B Preferred Stock.

(c)
Conversions at Option of Holder. From and after the time that the Requisite Approval is obtained, and subject to the limitations set forth in Section 6(g), at the option of the Holder thereof, each share of Series B Preferred Stock shall be convertible into a number of shares of Common Stock equal to the quotient of (A) the Original Per Share Price, plus all declared and unpaid dividends, divided by (B) the Conversion Price, rounded down to the nearest whole share of Common Stock.
(d)
HSR Limitation. To the extent any conversion in accordance with Section 6(b) would (i) cause a Holder to beneficially own a number of shares of Common Stock that exceeds the amount that could be issued to such Holder pursuant to Section 6(g) or (ii) in the reasonable judgment of the applicable Holder, result in a violation by such Holder of the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended from time to time (an “HSR Violation”), then, at the Automatic Conversion Date, (x) only such portion of such Holder’s shares of Series B Preferred Stock that may be converted without exceeding the limitations in Section 6(g) and without resulting in an HSR Violation shall be converted to Common Stock and (y) the remaining shares of Series B Preferred Stock that would otherwise have been converted into Common Stock shall remain outstanding as Series B Preferred Stock.
(e)
Mechanics of Conversion.
(i)
Notice of Conversion. Holders shall effect optional conversions pursuant to Section 6(c) by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”), duly completed and executed. The Notice of Conversion must specify the number of shares of Series B Preferred Stock to be converted, the number of shares of Series B Preferred Stock owned immediately prior to the conversion at issue, and the number of shares of Common Stock to be issued in respect of the conversion at issue. Provided the Corporation’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program, the Notice of Conversion may specify, at the Holder’s election, whether the applicable Conversion Shares shall be credited to the DTC participant account nominated by the Holder through DTC’s Deposit Withdrawal Agent Commission system (a “DWAC Delivery”). The date on which such an optional conversion shall be deemed effective (an “Optional Conversion Date”, and together with the Automatic Conversion Date, a “Conversion Date”), shall be defined as the Trading Day that the Notice of Conversion, completed and executed, is sent by electronic transmission to, and received during regular business hours by, the Corporation, or at such later time as is specified in the Notice of Conversion. The calculations set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.
(ii)
Delivery of Electronic Issuance Upon Conversion. Not later than the number of Trading Days comprising the Standard Settlement Period after the applicable Conversion Date (the “Share Delivery Date”), the Corporation’s transfer agent shall (a) in the case of a DWAC Delivery (if so requested by the Holder and subject to compliance with applicable securities laws and Section 5.5 of the Securities Purchase Agreement), electronically transfer such Conversion Shares by crediting the DTC participant account nominated by the Holder through DTC’s DWAC system or (b) if the shares of Series B Preferred Stock being converted have been issued in global form eligible for book-entry settlement with DTC, the Conversion Shares shall be delivered to the Holder through book-entry transfer through the facilities of DTC. If in the case of a DWAC Delivery, such shares are not electronically delivered to or as directed by, the applicable Holder by the Share Delivery Date, the applicable Holder shall be entitled to elect to rescind such Notice of Conversion by written notice to the Corporation and its transfer agent at any time on or before its electronic receipt of such shares, as applicable, in which event the Corporation’s transfer agent shall promptly direct the return of any shares of Common Stock delivered to the Holder through the DWAC system, representing the shares of Series B Preferred Stock unsuccessfully tendered for conversion to the Corporation. It is understood and agreed that the Conversion Shares are restricted securities and shall bear the restrictive legend set forth in Section 4.10 of the Securities Purchase Agreement, provided, however, that such restrictive legends may be removed subject and pursuant to the provisions of Section 5.5 of the Securities Purchase Agreement.
(iii)
Obligation Absolute. Subject to the Holder’s right to rescind a Notice of Conversion pursuant to Section 6(b)(ii) above, the Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series B Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares. Nothing herein shall limit a Holder’s right to pursue actual damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief; provided that such Holder shall not receive duplicate damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.
(iv)
Compensation for Buy-In on Failure to Timely Deliver Shares Upon Conversion. If the Corporation fails to effect a DWAC Delivery, as applicable, by the Share Delivery Date pursuant to Section 6(e)(ii) (other than a failure caused by incorrect or incomplete information provided by the Holder to the Corporation), and if after such Share Delivery Date such Holder is required to purchase or otherwise purchases (in an open market transaction or otherwise), shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall, within four (4) Trading Days after such Holder’s request and in such Holder’s sole discretion, (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount by which (x) such Holder’s total purchase price (including any brokerage commissions) for the shares of Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Series B Preferred Stock equal to the number of shares of Series B Preferred Stock submitted for conversion or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(e)(ii). For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series B Preferred Stock with respect to which the actual sale price (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000, under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation written notice, within three (3) Trading Days after the occurrence of a Buy-In, indicating the amounts payable to such Holder in respect of such Buy-In together with applicable confirmations and other evidence reasonably requested by the Corporation. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver shares of Common Stock upon conversion of the shares of Series B Preferred Stock as required pursuant to the terms hereof; provided, however, that the Holder shall not be entitled to both (i) require the reissuance of the shares of Series B Preferred Stock submitted for conversion for which such conversion was not timely honored and (ii) receive the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(e)(ii).

(v)
Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series B Preferred Stock, free from preemptive rights or any other actual or contingent purchase rights of Persons other than the Holders of the Series B Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments of Section 7) upon the conversion of all outstanding shares of Series B Preferred Stock. Such reservation shall comply without regard to the provisions of Section 6(g). The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid, non-assessable and free and clear of all liens and other encumbrances.
(vi)
Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of the Series B Preferred Stock. All fractional shares shall be rounded down to the nearest whole share of Common Stock.
(vii)
Transfer Taxes. The issuance of book entry notations for Conversion Shares shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such book entry notation, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such book entry notation upon conversion in a name other than that of the registered Holder(s) of such shares of Series B Preferred Stock and the Corporation shall not be required to issue or deliver such book entry notation unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.
(f)
Status as Stockholder. Upon each Conversion Date in which shares of the Series B Preferred Stock convert into Common Stock: (i) the shares of Series B Preferred Stock being converted shall be deemed converted into shares of Common Stock; and (ii) the Holder’s rights as a holder of such converted shares of Series B Preferred Stock shall cease and terminate, excepting only the right to receive book entry notations for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. In all cases, the holder shall retain all of its rights and remedies for the Corporation’s failure to convert Series B Preferred Stock.
(g)
Limitations on Conversion. Notwithstanding anything to the contrary contained herein, the Corporation shall not effect the conversion of any shares of Series B Preferred Stock, and the Holder shall not have the right to convert any shares of Series B Preferred Stock, and any such conversion shall be null and void ab initio and treated as if the conversion had not been made, to the extent that immediately prior to or following such conversion, the Holder, together with the Attribution Parties, beneficially owns or would beneficially own as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder, in excess of 4.99% (or, upon written election to the Corporation by a Holder prior to the issuance of any shares of Series B Preferred Stock to such holder, 9.99%) (the “Maximum Percentage”) of the Common Stock that would be issued and outstanding following such conversion. For purposes of calculating beneficial ownership for determining whether the Maximum Percentage is or will be exceeded, the aggregate number of shares of Common Stock held and/or beneficially owned by the Holder together with the Attribution Parties, shall include the number of shares of Common Stock held and/or beneficially owned by the Holder together with the Attribution Parties plus the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock with respect to which the determination is being made but shall exclude shares of Common Stock which would be issuable upon (i) conversion of the remaining, unconverted shares of Series B Preferred Stock held and/or beneficially owned by the Holder or the Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation held and/or beneficially owned by such Holder or any

Attribution Party (including, without limitation, any convertible notes, convertible stock or warrants) that are subject to a limitation on conversion or exercise analogous to the limitation contained herein. For purposes of this Section 6(g), beneficial ownership of the Holder or the Attribution Parties shall, except as set forth in the immediately preceding sentence, be calculated and determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder. For purposes of this Section 6(g), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Corporation’s most recent Form 10-K, Proxy Statement, Form 10-Q, Current Report on Form 8-K or other public filing with the Commission, as the case may be, (2) a more recent public announcement by the Corporation or (3) any other notice by the Corporation or the Corporation’s transfer agent setting forth the number of shares of Common Stock outstanding (such issued and outstanding shares, the “Reported Outstanding Share Number”). For any reason at any time, upon the written or oral request of a Holder, the Corporation shall within one (1) Trading Day confirm orally and in writing or by electronic mail to such Holder the number of shares of Common Stock then outstanding. The Holder shall disclose to the Corporation the number of shares of Common Stock that it, together with the Attribution Parties holds and/or beneficially owns and has the right to acquire through the conversion or exercise of derivative securities and any limitations on exercise or conversion analogous to the limitation contained herein contemporaneously or immediately prior to submitting a Notice of Conversion. If the Corporation receives a Notice of Conversion from the Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Corporation shall notify the Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Notice of Conversion would otherwise cause the Holder’s, together with the Attribution Parties’, beneficial ownership, as determined pursuant to this Section 6(g), to exceed the Maximum Percentage, the Holder must notify the Corporation of a reduced number of Shares of Series B Preferred Stock to be converted pursuant to such Notice of Conversion. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including any shares of Series B Preferred Stock, by the Holder and the Attribution Parties since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of shares of Common Stock to the Holder upon the conversion of any of such Holder’s shares of Series B Preferred Stock results in the Holder, together with the Attribution Parties, being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the Exchange Act), the number of shares so issued by which such Holder’s, together with the Attribution Parties’, aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and such Holder and/or the Attribution Parties shall not have the power to vote or to transfer the Excess Shares. As soon as reasonably practicable after the issuance of the Excess Shares has been deemed null and void, the Corporation shall return to the Holder the number of shares of Series B Preferred Stock corresponding to such excess. By written notice to the Corporation, a Holder may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 19.99% specified in such notice; provided that (i) any increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Corporation and (ii) any such increase or decrease will apply only to such Holder and other Attribution Parties and not to any other holder of Series B Preferred Stock, provided, for the avoidance of doubt, that no such decrease shall affect the validity of any prior conversion of the Series B Preferred Stock by Holder or any Attribution Party. For purposes of clarity, the shares of Common Stock issuable pursuant to the terms hereof in excess of the Maximum Percentage shall not be deemed to be beneficially owned by a Holder or the Attribution Parties for any purpose including for purposes of Section 13(d) of the Exchange Act and the rules promulgated thereunder or Section 16 of the Exchange Act and the rules promulgated thereunder, including Rule 16a-1(a)(1). No prior inability to convert Series B Preferred Stock pursuant to this Section 6(g) shall have any effect on the applicability of the provisions of this Section 6(g) with respect to any subsequent determination of whether Series B Preferred Stock may be converted. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6(g) to the extent necessary to correct this paragraph or any portion of this paragraph which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 6(g) or to make changes or supplements necessary or desirable to properly give effect to such limitation.
Section 7.
Certain Adjustments.
(a)
Stock Dividends and Stock Splits. If the Corporation, at any time while any shares of Series B Preferred Stock are outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock with respect to the then outstanding shares of Common Stock; (ii) subdivides outstanding shares of Common Stock into a larger number of shares; or (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event (excluding any treasury shares of the Corporation). Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.
(b)
Reclassification, Exchange or Substitution. If the Common Stock issuable upon the conversion of the Series B Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the holder of each such share of Series B Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable, upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series B Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.
(c)
Merger or Reorganization, etc. If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series B Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by paragraphs (a) or (b) of this Section 7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series B Preferred Stock shall be convertible into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series B Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction (without regard to any limitation in Section 6(g) on the conversion of Series B Preferred Stock); and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 7 with respect to the rights and interests thereafter of the holders of the Series B Preferred Stock to the end that the provisions set forth in this Section 7 (including provisions with respect to changes in and other adjustments of the Conversion Price, as applicable) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series B Preferred Stock.
(d)
Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

(e)
Notice to the Holders.
(i)
Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.
(ii)
Other Notices. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the shares of Series B Preferred Stock, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at least 10 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distribution, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice; and provided further, that in each case, the Corporation will only be required to provide such information to the Holder if such information shall have be made known to the public prior to or in conjunction with such notice being provided to the Holder.
Section 8.
Requisite Approval. The Corporation shall, as soon as practicable following the Issuance Date, but not more than thirty (30) days thereafter, file a preliminary proxy statement for a vote of its stockholders to approve the issuance of all Conversion Shares in compliance with the rules and regulations of Nasdaq (the “Proposal”). The Corporation shall, as soon as practicable following notification from the staff of the Commission that it has completed its review of the preliminary proxy statement or that it will not review the preliminary proxy statement, file and mail a definitive proxy statement for the vote of its stockholders to approve the Proposal. The Corporation covenants and agrees that its Board of Directors shall unanimously recommend that the Proposal be approved by the Corporation’s stockholders at all meetings in which the Proposal is considered (and the Corporation shall take the actions required to call and hold such meeting as required under the Securities Purchase Agreement). If the Corporation’s stockholders do not approve such Proposal at such initial meeting, the Corporation covenants and agrees that it will submit the Proposal for approval of the Corporation’s stockholders at least semi-annually until such approval is obtained.
Section 9.
Redemption by the Corporation.
(a)
The provisions of this Section 9 will cease to apply following the Requisite Approval.

(b)
General. Unless prohibited by (i) Delaware law governing distributions to stockholders or (ii) applicable stock exchange rule or regulation, at any time following the thirteen (13) month anniversary of the Initial Issuance Date and ending on the three (3) year anniversary of the Initial Issuance Date, the shares of Series B Preferred Stock shall be redeemed by the Corporation at a price equal to the then-applicable Liquidation Preference (the “Redemption Price”) not more than sixty (60) days after receipt by the Corporation from the Requisite Holders of written notice (the “Redemption Request”) requesting redemption of all shares of Series B Preferred Stock (such date, the “Redemption Date”). Upon receipt of a Redemption Request, the Corporation shall apply all of its assets to any such redemption, and to no other corporate purpose, except to the extent prohibited by Delaware law governing distributions to stockholders. On the Redemption Date, the Corporation shall redeem, on a pro rata basis in accordance with the number of shares of Series B Preferred Stock owned by each holder, the total number of shares of Series B Preferred Stock outstanding immediately prior to the Redemption Date; provided, however, that Excluded Shares (as defined below) shall not be redeemed and shall be excluded from the calculations set forth in this sentence. If on the Redemption Date Delaware law governing distributions to stockholders prevents the Corporation from redeeming all shares of Series B Preferred Stock to be redeemed, the Corporation shall ratably redeem the maximum number of shares that it may redeem consistent with such law, and shall redeem the remaining shares as soon as it may lawfully do so under such law.
(c)
Redemption Notice. The Corporation shall send written notice of the mandatory redemption (the “Redemption Notice”) to each holder of record of Series B Preferred Stock not less than forty (40) days prior to the Redemption Date. The Redemption Notice shall state:
(i)
the number of shares of Series B Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;
(ii)
the Redemption Price;
(iii)
the date upon which the holder’s right to convert such shares terminates (which shall be the date that is one Business Day immediately preceding the Redemption Date); and
(iv)
for holders of shares in certificated form, that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series B Preferred Stock to be redeemed.
(d)
Excluded Shares. If the Corporation receives, on or prior to the twentieth (20th) day after the date of delivery of the Redemption Notice to a holder of Series B Preferred Stock, written notice from such holder that such holder elects to be excluded from the redemption provided in this Section 9, then the shares of Series B Preferred Stock registered on the books of the Corporation in the name of such holder at the time of the Corporation’s receipt of such notice shall thereafter be “Excluded Shares.” Excluded Shares shall not be redeemed or redeemable pursuant to this Section 9, whether on the Redemption Date or thereafter.
(e)
Surrender of Certificates; Payment. On or before the Redemption Date, each holder of shares of Series B Preferred Stock to be redeemed on the Redemption Date shall, if a holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Series B Preferred

Stock represented by a certificate are redeemed, a new certificate, instrument, or book entry representing the unredeemed shares of Series B Preferred Stock shall promptly be issued to such holder.
(f)
Interest. If any shares of Series B Preferred Stock are not redeemed for any reason on the Redemption Date, all such unredeemed shares shall remain outstanding and entitled to all the rights and preferences provided herein, and the Corporation shall pay interest on the Redemption Price applicable to such unredeemed shares at an aggregate per annum rate equal to 10% (increased by one percent (1%) each month following the Redemption Date until the Redemption Price, and any interest thereon, is paid in full), with such interest to accrue daily in arrears and be compounded annually; provided, however, that in no event shall such interest exceed the maximum permitted rate of interest under applicable law (the “Maximum Permitted Rate”), provided, however, that the Corporation shall take all such actions as may be necessary, including without limitation, making any applicable governmental filings, to cause the Maximum Permitted Rate to be the highest possible rate. In the event any provision hereof would result in the rate of interest payable hereunder being in excess of the Maximum Permitted Rate, the amount of interest required to be paid hereunder shall automatically be reduced to eliminate such excess; provided, however, that any subsequent increase in the Maximum Permitted Rate shall be retroactively effective to the Redemption Date to the extent permitted by law.
(g)
Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the Redemption Date the Redemption Price (including any accrued and unpaid interest as provided in Section 9(f) above) payable upon redemption of the shares of Series B Preferred Stock to be redeemed on the Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that any certificates evidencing any of the shares of Series B Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Series B Preferred Stock shall cease to accrue after the Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price (plus accrued and unpaid interest as provided in Section 9(e) above) upon surrender of any such certificate or certificates therefor.
Section 10.
Miscellaneous.
(a)
Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver by the Corporation or a Holder must be in writing. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the Holders of Series B Preferred Stock granted hereunder may be waived or amended as to all shares of Series B Preferred Stock (and the Holders thereof) upon the written consent of the Requisite Holders, unless a higher percentage is required by the DGCL, in which case the written consent of the Holders of not less than such higher percentage shall be required, provided, that in no case shall the economic terms of the shares of Series B Preferred Stock, including but not limited to Conversion Price, Liquidation Preference, and any voting rights associated therewith, be amended or waived without the prior written consent of each Holder of Series B Preferred Stock. Any waiver or amendment effected in accordance with this Section 10(a) shall be binding on all the Holders of Series B Preferred Stock, and all of such party’s successors and permitted assigns, whether or not any such party, successor or assignee entered into or approved such waiver or amendment.

(b)
Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.
(c)
Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.
(d)
Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.
(e)
Status of Converted Series B Preferred Stock. If any shares of Series B Preferred Stock shall be converted by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series B Preferred Stock.

IN WITNESS WHEREOF, SAB Biotherapeutics, Inc., has caused this Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock to be executed by its duly authorized officer this [] day of July, 2025.

By:

Name: Samuel J. Reich

Title: Chief Executive Officer

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER

IN ORDER TO CONVERT SHARES OF SERIES B PREFERRED STOCK)

The undersigned Holder hereby irrevocably elects to convert the number of shares of Series B Preferred Stock indicated below, represented by stock certificate No(s). ____, into the number of shares of Common Stock of SAB Biotherapeutics, Inc., a Delaware corporation (the “Corporation”), equal to the Share Conversion Number times the number of shares of Series B Preferred Stock indicated below, provided that, to the extent such conversion would cause such Holder to exceed the Maximum Percentage, any shares of Series B Preferred Stock convertible into the number of shares of Common Stock that would result in the foregoing exceeding the Maximum Percentage shall not convert into shares of Common Stock and such Holder shall retain any such shares of Series B Preferred Stock. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in that certain Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock (the “Certificate of Designation”) filed by the Corporation with the Delaware Secretary of State on July 21, 2025. The undersigned Holder’s right to convert the shares of Series B Preferred Stock is subject to the Maximum Percentage described in Section 6(g) of the Certificate of Designation. Therefore, the number of shares of Common Stock beneficially owned by the undersigned Holder (together with any Attribution Parties), including the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock subject to this Notice of Conversion, but excluding (i) exercise of the remaining, unconverted portion of the Series B Preferred Stock beneficially owned by such Person and its Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation beneficially owned by such Person and its Attribution Parties (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein, is ☐ 4.99% or ☐ 9.99%.

Conversion calculations:

Date to Effect Conversion: __________________________
Number of shares of Series B Preferred Stock owned prior to Conversion: _________________________
Number of shares of Series B Preferred Stock to be Converted: _________________________
Number of shares of Common Stock to be Issued: _________________________
Number of shares of Common Stock beneficially owned by the Holder and its Attribution Parties: _______
Address for delivery of physical certificates: _____________________________________________
Or for DWAC Delivery
DWAC Instructions:
Broker no:
Account no:
HOLDER:
By:
Name:
Title:
Date: